Exhibit 99.1

Heron Therapeutics Reports Financial Results for the Three and Nine Months Ended September 30, 2016
and Recent Corporate Progress

REDWOOD CITY, Calif. – November 8, 2016 – Heron Therapeutics, Inc. (NASDAQ: HRTX) (the Company or Heron), a biotechnology company focused on improving the lives of patients by developing best-in-class medicines that address major unmet medical needs, today reported financial results for the three and nine months ended September 30, 2016 and highlighted recent corporate progress.

Recent Corporate Progress:

Heron commenced U.S. commercial sales of SUSTOL® (granisetron) extended-release injection in October 2016. SUSTOL was approved by the U.S. Food and Drug Administration in August 2016. SUSTOL is indicated in combination with other antiemetics in adults for the prevention of acute and delayed nausea and vomiting associated with initial and repeat courses of moderately emetogenic chemotherapy (MEC) or anthracycline and cyclophosphamide (AC) combination chemotherapy regimens.

Positive results from the Company’s Phase 2 clinical study of HTX-011, its lead product candidate for the management of post-operative pain, in patients undergoing inguinal hernia repair (Study 202) were presented at PAINWeek 2016. The primary and important secondary endpoints were achieved, and HTX-011 was generally well tolerated. Furthermore, HTX-011 administered via instillation was shown to be equally effective to administration via injection.

Heron reported positive, top-line results from the Company’s second Phase 2 clinical study of HTX-011 in patients undergoing bunionectomy (Study 208). The primary and important secondary endpoints were achieved, and HTX-011 was generally well tolerated.

“The second half of 2016 is off to an exciting start for Heron, highlighted by the FDA approval and commercial launch of SUSTOL,” commented Barry D. Quart, Pharm.D., Chief Executive Officer of Heron. “We are progressing toward our NDA submission for HTX-019, the approval of which could position Heron as the first company to address both mechanisms of action for the prophylaxis of CINV with injectable products. Furthermore, we are excited about the impressive clinical profile of HTX-011 emerging from our broad-based Phase 2 program and look forward to providing a further update on the HTX-011 program in early 2017.”

Results of Operations

As of September 30, 2016, Heron had $88.9 million in cash, cash equivalents and short-term investments, compared to $131.2 million in cash, cash equivalents and short-term investments as of December 31, 2015.

Heron’s net cash used for operating activities for the three and nine months ended September 30, 2016 was $36.1 million and $95.6 million, respectively, compared to net cash used for operating activities of $19.9 million and $55.4 million, respectively, for the same periods in 2015.

Heron’s net loss for the three and nine months ended September 30, 2016 was $48.5 million and $125.2 million, or $1.24 per share and $3.34 per share, respectively, compared to a net loss of $22.7 million and $66.3 million, or $0.63 per share and $2.07 per share, respectively, for the same periods in 2015.

The increases in net cash used for operating activities and net loss in the 2016 periods as compared to the 2015 periods were primarily due to costs incurred in preparation for the commercial launch of SUSTOL, as well as clinical and manufacturing costs related to the development of HTX-019 and HTX-011.

About Heron Therapeutics, Inc.

Heron Therapeutics, Inc. is a biotechnology company focused on improving the lives of patients by developing best-in-class medicines that address major unmet medical needs. Heron is developing novel, patient-focused solutions that apply its innovative science and technologies to already-approved pharmacological agents for patients suffering from cancer or pain. For more information, visit www.herontx.com.

Forward-Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Heron cautions readers that forward-looking statements are based on management’s expectations and assumptions as of the date of this news release and are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, those associated with: the projected sufficiency of our capital position for future periods, our ability to repay any indebtedness, the potential market opportunity for SUSTOL, HTX-011, HTX-019 and new products generally, the timing of the NDA filing for HTX-019, whether the Phase 2 study results are indicative of the results in future studies related to HTX-011, the sufficiency of the Phase 2 data to allow the commencement of Phase 3 registration studies for HTX-011, the progress in the research and development of HTX-011 and our other programs, including the timing of preclinical, clinical, and manufacturing activities, safety and efficacy results from our studies, and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. Forward-looking statements reflect our analysis only on their stated date, and Heron takes no obligation to update or revise these statements except as may be required by law.

HERON THERAPEUTICS, INC.

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(unaudited)		(unaudited)
	2016	2015	2016	2015

Operating expenses:
Research and development	$30,242	$14,241	$73,620	$44,920
General and administrative	5,333	4,127	15,474	11,796
Sales and marketing	12,159	4,123	35,018	9,149

Total operating expenses	47,734	22,491	124,112	65,865

Loss from operations	(47,734)	(22,491)	(124,112)	(65,865)
Other expense, net	(775)	(181)	(1,068)	(484)

Net loss	$(48,509)	$(22,672)	$(125,180)	$(66,349)

Basic and diluted net loss per share	$(1.24)	$(0.63)	$(3.34)	$(2.07)

Shares used in computing basic and diluted net loss per share	39,113	35,773	37,470	32,090

HERON THERAPEUTICS, INC.

Condensed Consolidated Balance Sheet Data
(in thousands)

	September 30,	December 31,
	2016	2015
	(unaudited)
Cash, cash equivalents and short-term investments	$88,919	$131,166
Total assets	98,806	137,845
Promissory note payable	50,000	—
Total stockholders’ equity	17,880	118,110

Investor Relations and Media Contact:
David Szekeres
SVP, General Counsel, Business Development & Corporate Secretary
858-356-4778
dszekeres@herontx.com

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